Exhibit 99-1

[NEWS RELEASE LETTERHEAD OF ROCHESTER GAS AND ELECTRIC CORPORATION]

                GAS COST SETTLEMENT TO BE FILED WITH SEC

     August 17, 1995 - Today the Company issued a joint press release with various parties relative to the Company's gas costs. The Company is filing the following report with the Security and Exchange Commission on Form 8-K regarding this matter:

     On August 17, 1995, the Company announced that a negotiated settlement had been reached with the Staff of the New York State Public Service Commission ("PSC") and other parties which would resolve various PSC proceedings which were commenced to review the factors affecting the Company's gas costs. The settlement is subject to the approval of the PSC which is expected to act on the settlement prior to November 1, 1995, the date upon which it would take effect. The settlement affects the rate treatment of various gas costs through October 31, 1998.

     Under the settlement the Company would forego, for three years, gas rate increases exclusive of the cost of natural gas and certain cost increases imposed by interstate pipelines. The
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Company has also agreed to write off excess gas pipeline capacity and other costs incurred through 1995 and to take the economic risk of remarketing excess gas capacity for the years 1996 through 1998, the cost of which will be borne by the Company net of resale credits.

     The economic effect on the Company of the proposed settlement in 1995 would be approximately $38.4 million, which would represent the following actions:

   - As previously disclosed, pre-tax earnings from gas operations were reduced by approximately $5.3 million this year due to a decision to eliminate weather normalization charges on customer bills for the 1995 heating season which ended in May.

   - $1.9 million in revenue from a gas rate increase scheduled for the rate year July 1, 1995, which the Company will forego.

   - $8 million in gas pipeline capacity costs for 1995, net of capacity release payments, which the Company will forego

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     recovering in rates.  Of this amount, $4.2 million of costs were reflected in the June 30, 1995 financial statements.

   - $23.2 million in gas pipeline capacity and other costs, which will be written off when the settlement is approved by the PSC.

     The amounts described above, could increase by as much as $4.0 million due to the ratemaking methodology applicable to certain retroactive pipeline charges, which are now pending before the Federal Energy Regulatory
Commission.

     As described above, the Company has agreed not to charge customers for pipeline capacity costs in 1996, 1997 and 1998 of $22.5 million, $24.5 million, and $27.2 million, respectively. Under FERC rules, the Company may release its excess transportation capacity in the market.

     The Company has entered into a marketing agreement with CNG Transmission Corporation (CNG), pursuant to which CNG will assist the Company in obtaining permanent replacement customers for transportation capacity the Company will not require. As a

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result of this marketing agreement and FERC approval of the Chambersburg
Project (described below), a substantial portion of this capacity will be released to replacement shippers through the settlement period described above. The Company is now in the process of assigning the subject capacity. On May 31, 1995, the FERC issued an order approving the construction and rate treatment of the Chambersburg Project which includes modifications to CNG's pipeline which are required to facilitate the use of pipeline capacity by the replacement shippers.

     The Company has also entered into a Supply Portfolio Management agreement with MidCon Gas Services Corp. (MGSC). MGSC will work with the Company to identify and implement opportunities for temporary and permanent release of surplus pipeline capacity, as well as advise with respect to the management of the Company's gas supply, transportation and storage assets consistent with the goal of providing reliable service and reducing the cost of gas.

     Together, the agreements described above constitute a release of a substantial portion of the capacity costs in each of the three years of the settlement period.

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     The gas base rate increases the Company has agreed to forego subsequent to
1995 during the period of the settlement are approximately $10.4 million in the aggregate.

     The actions taken with respect to the settlement described above will reduce 1995 earnings by approximately sixty-five cents per share after tax. Sixteen cents of this amount has already reduced earnings through June 30, 1995. The Company believes that this settlement, by itself, will not affect its ability to pay dividends on its Common Stock at the current annual rate of $1.80 per share.

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